Exhibit (p)(6)

QS Investors Code of Ethics

Policy Statement

The QS Investors (“QS”) Code of Ethics (“the Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that generally are required of employees involved in the investment management areas of the Firm.  It is essential that all Firm employees understand and adhere to our commitment to act with fairness, decency and integrity in all of its business dealings.

The provisions of the Code shall apply to all Firm Employees, as categorized in the Definition Section and such other employees as Compliance Department may determine from time to time.

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable policies and obligations.

The Code and any amendments thereof will be provided to all employees of the Firm.  All employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis.  All employees must also acknowledge receipt of any amendments made to the Code if such determination is made by Compliance that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

General Rule

Firm Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional clients, employee benefit trusts and other types of investment advisory accounts.  The fiduciary relationship mandates adherence to the highest standards of conduct and integrity, putting our clients’ interest in front of our own.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts.  All QS personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

•	There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to the Firm and its clients.1
•	Employees must never improperly use their position with the Firm for personal or private gain to themselves, their family or any other person.

Employees are required to comply with applicable U.S. federal securities laws and may also be required to comply with other policies imposing separate requirements.  Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).  The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

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1 The rules herein cannot anticipate all situations which may involve a possible conflict of interest.  If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to Compliance executing any such transaction.

•	To employ any device, scheme or artifice to defraud;
•	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
•	To engage in any manipulative practice.

Any violations or potential violations of the Code of Ethics must be reported to Compliance.

Definitions

“Investment Personnel” shall mean and include:  Portfolio Managers, traders, analysts (and other Employees who work directly with Portfolio Managers in an assistant capacity) and others as may be determined by Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers' recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

“Access Person” shall mean and include:

(i)
Officers and directors of QS.  Also included are Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity. Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the Act) to QS who obtain information concerning investment recommendations made to any client account.

(ii)	Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by Compliance.

“Non-Access Person” shall mean and include: QS personnel who are not above, who do not have access to client trading activity or recommendations made in relation to any client account or as further determined by Compliance.

“Employees” is a general term which shall include all QS employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-QS employees (e.g., consultants) who are subject to this Code of Ethics.

“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end and closed-end Mutual Fund accounts.

“Employee Related Account” of any person subject to the Code shall mean:

(i)	The Employee’s own Accounts;

(ii)	The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the Employee’s home;

(iii)
Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)	Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

Note: Any person subject to the Code is responsible for compliance with these rules with respect to any Employee Related Account.

 “Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs),  futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

“Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude shares of open-end money market mutual funds (unless otherwise directed by Compliance).

Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee's spouse or relatives living in that Employee's household.

General

The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of QS and its clients.  Employees must carefully consider the nature of their Firm responsibilities and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction  before engaging in that transaction.

Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.  Please refer to the Confidential Information Policy for more information.

Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Firm Restricted List and/or other applicable restricted lists.  See “Restricted List” below.

“Front Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client's trading positions, plans or strategies, or forthcoming research recommendations.

Specific Blackout Period Restrictions

Same-Day Rule:  Investment Personnel and Access Persons shall not knowingly effect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

7-Day Rule:  Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

Employees must always act to avoid any actual or potential conflict of interest between their Firm duties and responsibilities and their personal investment activities.  To avoid potential conflicts, absent specific written approval from Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of the Firm, or in investment vehicles sponsored by the companies.  Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in this Code of Ethics.

Exceptions to Blackout Periods

The following are exempt from the specified blackout periods:

•	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;
•	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);
•	Government and municipal bonds;
•	Currency and Interest Rate Futures;
•	Securities indices;
•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note:  Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. are restricted in the same manner as the underlying Security.

New Issues (IPOs)

Investment Personnel, Access Persons and Non-Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering.

Short -Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Firm generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes to its clients and shareholders will not be tolerated.

30-Day Rule:  Employees are prohibited from transacting in the purchase and sale, orsale and purchase, of the same (or equivalent) Securities and closed-end Mutual Funds within 30 calendar days.  The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity.  For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

Mutual Funds subject to periodic purchase plans can be sold once within 30 calendar days after a periodic purchase.

The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;
•	Securities purchased under an employer sponsored stock purchase plan;
•	Securities pre-cleared and purchased with a specific stop-limit provision attached,
•	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and,
•	All open-end Mutual Funds (excluding those managed by QS).

Restricted List

The Firm Restricted List is comprised of securities in which the normal trading or recommending activity of and its employees is prohibited or subject to specified restrictions.  Contents of the list should not be shared outside of the Firm.  All Employees are prohibited from buying or selling for their Employee Related Accounts any Securities that are restricted on the Firm Restricted List and/or other applicable departmental restricted lists. Please see Restricted List Policy for additional information.

Private Placements, Private Investment Partnerships and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first obtain the approval of his/her supervisor and then pre-clear the transaction with the Central Compliance Department, including completing the applicable Private Security questionnaire.  Any new Employee who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

Compliance Procedures

Designated Brokerage Accounts

All Employees must notify Compliance prior to opening a new Employee Related Account.  Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm's policies.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance.  The policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

All Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.  Please refer to the Employee Trading Policy for additional information.

Pre-Clearance

Proposed Securities and closed-end Mutual Fund transactions must be pre-cleared by all Employees with Compliance (and approved by a Supervisor) in accordance with the Employee Trading Policy.  Approvals are good only for the day on which they are issued.  Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm's policies or applicable securities laws and regulations by virtue of the Employee’s Firm responsibilities or information he or she may possess about the Securities or their issuer.

The following are exempted from the pre-clearance requirement:

•	Open-end Mutual Funds;
•	Direct obligations of the Government of the United States;
•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;
•	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
•	Securities purchased under an employer sponsored stock purchase plan.

Reporting Requirements

Disclosure of Employee Related Accounts/Provision of Statements

Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to Firm policies.

In addition, pursuant to Rule 17j-1 of the Act, no later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into QS, etc.), he or she must also complete and return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for Securities and Mutual Fund holdings to Compliance.

Quarterly Personal Securities Trading Reports (“PSTR”)

Pursuant to Rule 17j-1 of the Act, within thirty (30) days of the end of each calendar quarter, all Employees must submit to Compliance a PSTR for Securities and closed-end Mutual Fund transactions.

All PSTRs that have reportable personal Securities and closed-end Mutual Fund transactions for the quarter will be reviewed by the appropriate designated supervisory and/or Compliance person.  Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

•	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts);

•	Transactions in Mutual Funds subject to periodic purchase plans;
•	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.
•	Transactions in the following:
•	Bankers’ Acceptances;
•	Bank Certificates of Deposits (CDs);
•	Commercial Paper;
•	Money Markets;
•	Direct Obligations of the U.S. Government;
•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
•	Open-End Mutual Funds other than off-shore funds (excluding those managed by QS).

Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Compliance on an annual basis at a date specified by Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

A new employee must submit this report within ten (10) days of hire or rehire.  This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five (45) days prior to the hire date, in the case of a new employee.

All Personal Securities Holdings will be reviewed by the appropriate designated supervisory and/or Compliance person.  Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);
•	Bankers’ Acceptances;
•	Bank Certificates of Deposits (CDs);
•	Commercial Paper;
•	Money Markets;
•	Direct Obligations of the U.S. Government;
•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
•	Open-End Mutual Funds other than off-shore funds (excluding those managed by QS).

Annual Acknowledgement of Accounts

Annually, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts.  Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledging that he or she has received the Code, as amended or updated, and confirm his or her adherence to it.  Understanding and complying with the Code and truthfully completing the Acknowledgment is the obligation of each Employee.  Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.

Other Procedures/Restrictions

Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances.  However, such service may be undertaken after approval from senior management and Compliance, based upon a determination that these activities are consistent with the interests of the Firm and its clients.  Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of senior management and Compliance.  Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using Firm property (e.g., e-mail, internet) other than on a purely de minimus basis.   Please refer to the Outside Business Affiliations Policy for additional details.

Executorships

As a general rule, the Firm discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one's own spouse, domestic partner, parent or spouse's or domestic partner’s parent), it is necessary for the individual to have the written authorization of senior management and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual's responsibilities to the Firm.  For example, this may require the employment of an agent to handle the large amount of detail which is usually involved.  In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Trusteeships

All trusteeships must have the written approval of the Firm and must be reported in writing to Compliance.

The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients' interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual's immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of the Firm is required for all other custodianships.  All such existing or prospective relationships must be reported in writing to Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance.  Authorization will only be granted if the Firm believes such a role will not be unduly time consuming or create conflicts of interest.

Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law2.  Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy.  In addition, special circumstances may apply to Employees acting in certain capacities within the organization.3  Please refer to the Gifts and Entertainment Policy for additional information.

Gifts and Entertainment to Public/Government Officials, Taft Hartely Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials.  In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited.   Please refer to the Gifts and Entertainment for additional information.

Rules for Dealing with Governmental Officials and Political Candidates

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for the Firm or influencing any decision on its behalf.

Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions with Compliance.  This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution.  A political contribution made on behalf of an employee's spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on State or Municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for the Firm or influencing any decision on its behalf.  Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict.  If the Firm engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or

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2 Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts.  If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of QS rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

3 In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc. certain Employees may be subject to more stringent gift-giving and receiving guidelines.  In general, these rules apply to the receipt of gifts by and from “associated persons” or where such gratuity is in relation to the business of the employer.  If you have any questions regarding your role relative to these rules contact the Compliance Group.

candidates who may appear to be in a position to influence the award of business to the Firm.  All political contributions should be made in accordance with QS policies and procedures.

Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of QS clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis.

Sanctions

Any Employee who violates the Code may be subject to disciplinary actions, including possible dismissal.  In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or  other financial penalties.  Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

Interpretations and Exceptions

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved.  Each Employee must obtain approval from Compliance before taking action regarding such an exception.  Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to Compliance.

Code of Ethics Sanctions Schedule

Failure to Obtain Pre-Clearance
1st Violation	Written Warning
2nd Violation	Trading Prohibited for 30 Calendar Days
3rd Violation +	Trading Prohibited for 60 Calendar Days

Failure to Comply with the Same Day Rule and/or 7-Day Rule
1st Violation	Unwind Trade, Disgorgement of Profit, Written Warning
2nd Violation	Unwind Trade, Disgorgement of Profit, Written Warning, 30-Day Trading Ban
3rd Violation +	Unwind Trade, Disgorgement of Profit, Written Warning, 60-Day Trading Ban

Failure to Comply with the 30-Day Hold Rule
1st Violation	Disgorgement of Profit, Written Warning
2nd Violation	Disgorgement of Profit, Written Warning, 30-Day Trading Ban
3rd Violation +	Disgorgement of Profit, Written Warning, 60-Day Trading Ban

Incomplete, Late, or Failing to File 17j-1 Reporting (Quarterly)
1st Violation
1st Deadline	Written Warning
2nd Deadline	30-Day Trading Ban, Escalation to Management
3rd Deadline	60-Day Trading Ban, Escalation to Management, Note to Employee File
4th Deadline +	Severe Disciplinary Action as determined by Compliance
2nd Violation
1st Deadline	30-Day Trading Ban
2nd Deadline	60-Day Trading Ban, Escalation to Management
3rd Deadline	90-Day Trading Ban, Escalation to Management, Note to Employee File
4th Deadline +	Severe Disciplinary Action as determined by Compliance
3rd Violation
1st Deadline	60-Day Trading Ban, Escalation to Management
2nd Deadline	90-Day Trading Ban, Disciplinary Action, Escalation to Management, Note to Employee File
3rd Deadline +	Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Annual)
By due date	Written Warning
15 days beyond due date	30-Day Trading Ban, Escalation to Management
30 days beyond due date	60-Day Trading Ban, Escalation to Management
45+ days beyond due date	Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Initial)
Within 10 Days	Written Warning
Within 20 Days	Written Warning, Escalation to Management
Within 30 Days	30-Day Trading Ban, Escalation to Management
Within 40+ Days	60-Day Trading Ban, Escalation to Management, Disciplinary Action, Note to Employee File

Gifts & Entertainment, Political Contributions
1st Violation	Disciplinary Action as determined by Compliance
2nd Violation +	Severe Disciplinary Action as determined by Compliance

Additional Notes Concerning Sanctions:

•
Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the ensuing sanctions levied on the employee (where applicable).

•	The Sanctions listed in this document are guidelines only. Compliance will solely determine the factors used in arriving in any decisions made apart from this QS Sanctions Schedule.
•
Final disciplinary sanctions will be determined by Compliance and Senior Management, which will take into consideration such factors, which include but are not limited to: the period of time between violations, financial hardship, the employee's knowledge of portfolio trading, and trading system technical difficulties.  For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action.

•	Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home. This will be determined on a case-by-case basis.
•	All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.
•
Multiple simultaneous violations will be subject to all the applicable sanctions.  For example, a portfolio manager who fails to obtain pre-clearance (2nd violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a 60 Day Trading Ban (30+30) and be required to unwind the trade and disgorge any profit.

•
Multiple trading prohibitions are cumulative.  Employees receiving multiple trading bans for a violation (as a result of missing multiple deadlines) will have a trading ban period equal to the sum of the multiple trading bans.  For example, employees receiving a 30 Day Trading Ban for missing a First Deadline for filing, and subsequently a 60 Day Trading Ban for missing a Second Deadline for filing will have a Trading Ban period equal to 90 days.

•	Violations are noted in the employee’s Compliance file, and may also be noted in the employee’s personnel file, depending on the nature and severity of the violation.
•	Continued violation of the Code of Ethics may subject you to severe penalties, including possible termination.